Exhibit 10.4
PagerDuty, Inc.
600 Townsend Street, Suite 200
San Francisco, CA 94103

June 4, 2026
Dear Eric Prengel,

On behalf of PagerDuty, Inc., a Delaware corporation (the “Company”), I am pleased to offer you the position of Chief Financial Officer of the Company, subject to your formal appointment by the Board of Directors. We believe that you will add substantially to the team and contribute greatly to the ultimate success of the Company by providing the Company with the same extraordinary leadership and vision that you have demonstrated throughout your career. The existing PagerDuty team and I look forward to your help in building PagerDuty into a great company.

We understand and appreciate the nature of the commitment you are making to join the Company, and we want you to do so with great confidence. You have the qualities that distinguish successful executives: leadership, vision, high integrity, intelligence, a bias to action, and a desire to make a difference. We are extremely enthusiastic about your accepting this offer.

The terms of your employment with the Company are as set forth in the agreement (“Agreement”) below:
1.Position.
(a)You will become Chief Financial Officer, reporting directly to the Company’s Chief Executive Officer, subject to formal appointment by the Board of Directors.
(b)You agree that, to the best of your ability and experience, you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that (i) you will devote substantially all of your business time and attention to the business of the Company, (ii) you will not render commercial or professional services of any nature to any person or organization without the prior written approval of the Company’s Board of Directors (the “Board”), and (iii) you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Notwithstanding the above, you may continue, on your own time, at your own expense and so as to not interfere with your duties and responsibilities at the Company to (i) serve as an advisory board member or Board of Directors member at other companies that are not competitive in any manner to the Company, upon prior notice to the Board, (ii) accept speaking or presentation engagements in exchange for honoraria, and (iii) participate in civic, educational, charitable or fraternal organizations. This Agreement does not prevent you from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange and is a competitor or potential competitor of the Company.
2.Start Date. The effective date of your full-time employment will be June 22, 2026 (the “Start Date”). Your principal place of employment will be at the Company’s headquarters in San Francisco, California.
3. Compensation.
(a)Base Salary. You will be paid an annual salary of $460,000 United States dollars (“USD”) (your “Base Salary”), which will be paid in installments based on the Company’s normal payroll procedures as in effect from time to time and subject to applicable withholding . Currently, the Company has two payroll dates each month on the 15th and the last day of each calendar month. You will be employed as an exempt, salaried employee of the Company and will be expected to be engaged on a full-time basis in your duties to the Company as may be needed to carry out your duties properly and completely.
(b)Variable Compensation.
Short-Term Incentive: You will be eligible to earn a bonus under the PagerDuty, Inc. Short-Term Incentive Program (“the Program”) and your annual fiscal year Target Bonus Amount (as that term used in the governing document for the Program) will be equal to 75% of your Base Salary. The Program is administered by the Company and your entitlement to a bonus under the Program will be determined in the sole discretion of the Company. The Program payments are linked to Company objectives (the “Performance Metrics”) that are determined on a fiscal year basis (the Company’s fiscal year is the one-year period commencing each February 1, and ending on the following January 31). These Performance Metrics may be modified at the Company’s discretion. To be paid a bonus you must meet all of the requirements for payment in the Program (including, but not limited to, certain required periods of employment and employment through the payment date of the bonus). For the Company’s 2027 fiscal year, your annual bonus opportunity will be pro-rated based on your employment start date with the Company, as further described in the Program.

PagerDuty Offer of Employment

The foregoing discussion of the Program is subject in all respects to the terms and conditions of the governing document for the Program as that may be in effect from time to time, and in the event of any conflict between the description above and the terms of the Program, the Program will control. Notwithstanding the foregoing, in any event, no bonus is guaranteed and the Board (or a duly authorized committee thereof) will determine whether you have earned a bonus (or portion thereof), and its determination will be final and binding. If your employment with the Company terminates for any reason prior to the payment date of a bonus, you will not earn or be paid such bonus.
Annual Review. Your total compensation, including your Base Salary and variable compensation opportunities, will be reviewed periodically (at least annually) and may be adjusted as part of the Company’s performance achievement process.
(c)Equity Awards. In connection with the commencement of your employment, and subject to approval by the Board or a duly authorized committee thereof, you will be granted a restricted stock unit award of 600,000 shares of common stock (“Common Stock”) of the Company (“RSU Grant”) and a performance-based restricted stock unit award of 300,000 shares of Common Stock assuming achievement of 100% of the “target” Performance Metrics (as defined below) (“PSU Grant”), each pursuant to the terms and conditions of the PagerDuty, Inc. 2019 Equity Incentive Plan (the “Equity Incentive Plan”). Each of the RSU Grant and PSU Grant shall be granted on the Company’s first regular quarterly grant date following your Start Date (the “Grant Date”), provided such awards are approved by the Board or a duly authorized committee thereof and you remain employed with the Company on such Grant Date. The Performance Stock Award that would be vested and settled to the extent determined based on certain applicable Performance Metrics (as defined below) assuming achievement of 100% of the “target” Performance Metrics. The vesting of the RSUs and PSUs will be as follows:
i.    The RSU Grant will begin vesting as of the effective date of the grant (“Grant Date”), which will typically be no later than three (3) months after your hire date. The RSU Grant will become vested as to 1/16th of the underlying shares of Common Stock on each of the sixteen quarterly anniversaries of the Grant Date, so that the RSU Grant shall be fully vested on the fourth (4th) anniversary of the Grant Date, subject to your Continuous Service (as defined in the Equity Incentive Plan) on each vesting date.
ii.    To the extent earned, one-third (1/3) of the PSUs will vest on April 2, 2027, based on the achievement of revenue performance criteria below, as determined by the Board.

PagerDuty Offer of Employment

PSU Revenue Payout Model	FY27 Revenue (mUSD)	Performance Against Target	Payout
Below Threshold	<488.5	<98%	0%
Threshold	488.5	98%	25%
Target	**496.5**	**100%**	**100%**
Level 3	501	101%	140%
Max Level	505	102%	200%

Attainment of the fiscal year 2027 revenue performance criteria between any two points will be straight-line extrapolated for applicable payout.
The remaining two-thirds (2/3) of the PSU Grant shall vest as follows: one-third (1/3) of the PSU Grant shall be eligible to vest on each of April 2, 2028 and April 2, 2029), based on the achievement of annual performance criteria established under the Company’s operating plan for each such fiscal year, as determined by the Board.
iii.    Notwithstanding the foregoing, the RSU Grant and PSU Grant described above are subject to all terms and conditions of the Equity Incentive Plan and the relevant Award Agreements.
You should consult your tax advisor about the tax implications associated with accepting this offer of RSU Grant and PSU Grant.

4.Benefits. As an employee, you will be eligible to receive employee benefits consistent with those generally provided to other senior executives of the Company, in all cases, benefits will be subject to the terms and conditions of the applicable benefit plans and Company policies.

5.Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s standard Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A for your review and execution (the “Confidentiality Agreement”).

PagerDuty Offer of Employment

6.Background Checks. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. Finance and Leadership candidates will additionally have a credit check, to the extent allowed by applicable law. If portions of the background check are not completed prior to your start date for any reason, you understand that your employment is subject to termination if the background check is not acceptable to PagerDuty once completed.
7.Evidence of Employment Eligibility. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
8.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer or Board. You should provide at least thirty (30) days’ prior written notice before resigning your employment for any reason.
9.Termination of Employment and Severance Benefits.
(a)Severance Benefits. Subject to approval by the Compensation Committee and/or Board of Directors, you will be eligible to receive severance benefits as provided for with respect to Tier 2 Participant in the Company’s Amended and Restated Executive Severance and Change in Control Policy as amended effective October 30, 2023, attached hereto as Exhibit B (the “Policy”), , subject to all terms and conditions of the Policy and subject further to any such discretionary determinations as are provided for or permitted in the Policy.
(b)Circumstances in which Severance Benefits are not Available. If your employment terminates for any reason other than by the Company without Cause or by you for Good Reason (as such terms are defined in the Policy), you will not be entitled to any severance benefits and you will be entitled to only those payments required to be made to you by law or applicable Company benefit plans.

PagerDuty Offer of Employment

10.    Miscellaneous Provisions.
(a)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflicts of law.

(b)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(c)    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without such provision.

(d)    Acknowledgment. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

(e)    Arbitration. Except as provided below, to ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company (including, but not limited to, any Company employee, director, or officer), you and the Company agree that any dispute, claims, causes of action, or controversies, in law or equity, arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, or your employment with the Company or the termination of your employment, shall be settled pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by the American Arbitration Association (“AAA”) or its successor, to be held in San Francisco County, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the AAA (the “Rules”).  The arbitrator shall: (a) ensure that each party to any such arbitration can obtain adequate adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written opinion signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all AAA arbitration fees in excess of the administrative

PagerDuty Offer of Employment

fees that you would be required to pay if the dispute were decided in a court of law.  The arbitrator may grant injunctions or other relief in such dispute or controversy.  Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law.  You hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

In addition, all claims, disputes, controversies, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.  The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.  To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.  This section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended (collectively, the “Excluded Claims”).  In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.  You will have the right to be represented by legal counsel at any arbitration proceeding.

YOU HAVE READ AND UNDERSTAND THESE PROVISIONS, WHICH DISCUSS ARBITRATION.  YOU UNDERSTAND THAT BY SIGNING THIS AGREEMENT, YOU AND THE COMPANY AGREE TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF, OR YOUR EMPLOYMENT WITH THE COMPANY OR TERMINATION OF YOUR EMPLOYMENT WITH THE COMPANY, TO BINDING ARBITRATION TO THE EXTENT

PagerDuty Offer of Employment

PERMITTED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF YOUR RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:
i.ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;
ii.ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT; AND
iii.ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.
To accept the Company's offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be on or before June 22, 2026. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at will employment provision, may not be modified or amended except by a written agreement signed by the CEO of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by June 5, 2026.

PagerDuty Offer of Employment

I look forward to your favorable reply and to working with you at PagerDuty.

By:    /s/ Tracie Giles            By:    /s/ Eric Prengel

Name:    Tracie Giles                 Name:    Eric Prengel

Title:    Senior Vice President People & Workplaces

Date:    6/4/2026                     Date:    6/4/2026

PagerDuty Offer of Employment

Exhibit A: Confidential Information and Invention Assignment Agreement
Exhibit B:  Executive Severance and Change in Control Policy

PagerDuty Offer of Employment

EXHIBIT A

PagerDuty, Inc.
CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

Employee Name: Eric Prengel

Effective Date:___June 22, 2026_____________
As a condition of my becoming employed by PagerDuty, Inc., a Delaware corporation, or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1.              Relationship.  This Agreement will apply to my employment relationship with the Company.  If that relationship ends and the Company, within a year thereafter, either reemploys me or engages me as a consultant, I agree that this Agreement will also apply to such later employment or consulting relationship, unless the Company and I otherwise agree in writing.  Any such employment or consulting relationship between the Company and me, whether commenced prior to, upon or after the date of this Agreement, is referred to herein as the “Relationship.”

2.              Duties.  I will perform for the Company such duties as may be designated by the Company from time to time or that are otherwise within the scope of the Relationship and not contrary to instructions from the Company.  During the Relationship, I will devote my entire best business efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the best interests of the Company without the prior written consent of the Company.

3.            Confidential Information.

(a)            Protection of Information.  I agree, at all times during the term of the Relationship and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, and not to disclose to any person, firm, corporation or other entity, without written authorization from the Company in each instance, any Confidential Information (as defined below) that I obtain, access or create during the term of the Relationship, whether or not during working hours, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.  I further agree not to make copies of such Confidential Information except as authorized by the Company.

(b)           Confidential Information.  I understand that “Confidential Information” means information and physical material not generally known or available outside the Company and information and physical material entrusted to the Company in confidence by third parties.

 Confidential Information includes, without limitation: (i) Company Inventions (as defined below); (ii) technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, developments, inventions, laboratory notebooks, processes, formulas, techniques, biological materials, mask works, engineering designs and drawings, hardware configuration information, lists of, or information relating to, employees and consultants of the Company (including, but not limited to, the names, contact information, jobs, compensation, and expertise of such employees and consultants), lists of, or information relating to, suppliers and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed to me by the Company either directly or indirectly, whether in writing, electronically, orally, or by observation. Notwithstanding the foregoing, Confidential Information does not include general knowledge, skill, and experience I have acquired during the course of or in connection with my employment with the Company or a former employer. In addition, Confidential Information shall not include any such information which I can establish (i) was publicly known or made generally available prior to the time of disclosure by the Company to me; (ii) becomes publicly known or made generally available after disclosure by the Company to me through no wrongful action or omission by me; or (iii) is in my rightful possession, without confidentiality obligations, at the time of disclosure by the Company as shown by my then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception.

(c)            Third Party Information.  My agreements in this Section 3 are intended to be for the benefit of the Company and any third party that has entrusted information or physical material to the Company in confidence.

(d)           Other Rights.  This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.

(e)            U.S. Defend Trade Secrets Act. Notwithstanding the foregoing, the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

4.              Ownership of Inventions.
(a)            Inventions Retained and Licensed.  I have attached hereto, as Attachment A, a complete list describing with particularity all Inventions (as defined below) that, as of the Effective Date, belong solely to me or belong to me jointly with others, and that relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Inventions at the time of signing this Agreement.

(b)           Use or Incorporation of Inventions.  If in the course of the Relationship, I use or incorporate into a product, process or machine any Invention not covered by Section 4(d) of this Agreement in which I have an interest, I will promptly so inform the Company.  Whether or not I give such notice, I hereby irrevocably grant to the Company a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with right to transfer and to sublicense, to practice and exploit such Invention and to make, have made, copy, modify, make derivative works of, use, sell, import, and otherwise distribute under all applicable intellectual properties without restriction of any kind.

(c)            Inventions.  I understand that “Inventions” means discoveries, developments, concepts, designs, ideas, know how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable.  I understand this includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon.  I understand that “Company Inventions” means any and all Inventions that I may solely or jointly author, discover, develop, conceive, or reduce to practice during the period of the Relationship, except as otherwise provided in Section 4(g) below.

(d)           Assignment of Company Inventions.  I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all Company Inventions.  I further acknowledge that all Company Inventions that are made by me (solely or jointly with others) within the scope of and during the period of the Relationship are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, that I now have or may hereafter have for infringement of any and all Company Inventions.

(e)            Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Company Inventions made by me (solely or jointly with others) during the term of the Relationship.  The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any other format. The records will be available to and remain the sole property of the Company at all times.  I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business.  I agree to deliver all such records (including any copies thereof) to the Company at the time of termination of the Relationship as provided for in Sections 5 and 6.

(f)            Patent and Copyright Rights.  I agree to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Company Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Company Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue during and at all times after the end of the Relationship and until the expiration of the last such intellectual property right to expire in any country of the world. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters of patents, copyright, mask work and other registrations related to such Company Inventions.  This power of attorney is coupled with an interest and shall not be affected by my subsequent incapacity.

(g)           Exception to Assignments.  I understand that the Company Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention which qualifies fully for exclusion under the provisions of applicable state law, if any, attached hereto as Attachment B.  In order to assist in the determination of which inventions qualify for such exclusion, I will advise the Company promptly in writing, during and after the term of the Relationship, of all Inventions solely or jointly conceived or developed or reduced to practice by me during the period of the Relationship.

5.              Company Property; Returning Company Documents.  I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages, and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.  I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree that, at the time of termination of the Relationship, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns.

6.              Termination Certification.  In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Attachment C; however, my failure to sign and deliver the Termination Certification shall in no way diminish my continuing obligations under this Agreement.
7.              Notice to Third Parties.  I understand and agree that the Company may, with or without prior notice to me and during or after the term of the Relationship, notify third parties of my agreements and obligations under this Agreement.

8.              Solicitation of Employees, Consultants and Other Parties.  As described above, I acknowledge and agree that the Company's Confidential Information includes information relating to the Company's employees, consultants, customers and others, and that I will not use or disclose such Confidential Information except as authorized by the Company.  I further agree as follows:

(a)            Employees, Consultants. I agree that during the term of the Relationship I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity.

(b)           Other Parties. I agree that during the term of the Relationship, and for a period of twelve (12) months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

9.              At-Will Relationship.  I understand and acknowledge that, except as may be otherwise explicitly provided in a separate written agreement between the Company and me, my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability, other than those provisions of this Agreement that explicitly survive the termination of the Relationship.

10.        Representations and Covenants.

(a)            Facilitation of Agreement.  I agree to execute promptly, both during and after the end of the Relationship, any proper oath, and to verify any proper document, required to carry out the terms of this Agreement, upon the Company’s written request to do so.

(b)           No Conflicts.  I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into, with any third party, including without limitation any agreement to keep in confidence proprietary information or materials acquired by me in confidence or in trust prior to or during the Relationship.  I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party.  I acknowledge and agree that I have listed on Exhibit A all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.), if any, with a current or former client, employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties for the Company or any obligation I may have to the Company.  I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c)            Voluntary Execution.  I certify and acknowledge that I have carefully read all of the provisions of this Agreement, that I understand and have voluntarily accepted such provisions, and that I will fully and faithfully comply with such provisions.

11.           General Provisions.
(a)            Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws.

(b)           Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and me relating to its subject matter and merges all prior discussions between us.  No amendment to this Agreement will be effective unless in writing signed by both parties to this Agreement. The Company shall not be deemed hereby to have waived any rights or remedies it may have in law or equity, nor to have given any authorizations or waived any of its rights under this Agreement, unless, and only to the extent, it does so by a specific writing signed by a duly authorized officer of the Company, it being understood that, even if I am an officer of the Company, I will not have authority to give any such authorizations or waivers for the Company under this Agreement without specific approval by the Board of Directors.  Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c)            Severability.  If one or more of the provisions in this Agreement are deemed void or unenforceable to any extent in any context, such provisions shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected.

(d)           Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e)            Remedies.  I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security (or, where such a bond or security is required, I agree that a $1,000 bond will be adequate), in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(f)            Advice of Counsel.  I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

The parties have executed this Confidential Information and Invention Assignment Agreement on the respective dates set forth below, to be effective as of the Effective Date first above written.

EMPLOYEE	PAGERDUTY, INC.
_/s/ Eric Prengel__________________ Eric Prengel Date:____6/4/2026___________	By:__/s/ Tracie Giles___________ Tracie Giles Title: Senior Vice President, People & Workplaces Date:__6/4/2026_______________

attachment A to CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED UNDER SECTION 4(a)

Title	Date	Identifying Number or Brief Description
None

No inventions, improvements, or original works of authorship
Additional sheets attached

By: /s/ Eric Prengel
(Signature)
Name: Eric Prengel

Date: 6/4/2026

ATTACHMENT B TO CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

Section 2870 of the California Labor Code is as follows:

(a)        Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)       Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

        (2)       Result from any work performed by the employee for the employer.

    (b)       To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

ATTACHMENT C TO CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

TERMINATION CERTIFICATION
This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to PagerDuty, Inc., a Delaware corporation, its subsidiaries, affiliates, successors or assigns (collectively, the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any Inventions (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from the date of this Certification, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity.

Further, I agree that for twelve (12) months from the date of this Certification, I shall not use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Employee

X____________________________________
Printed Name: Eric Prengel______________
Date:____________________

EXHIBIT B

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL POLICY

(See Attached)

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